EXHIBIT 3.2
ARTICLES SUPPLEMENTARY
DESIGNATING THE RIGHTS AND PREFERENCES
OF
THE 8.50% SERIES A NON-CUMULATIVE PERPETUAL CONVERTIBLE PREFERRED
STOCK,
PAR VALUE $0.01 PER SHARE
OF
HUNTINGTON BANCSHARES INCORPORATED
     Huntington Bancshares Incorporated, a Maryland corporation (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:
     First: Under a power contained in Article Fifth of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”) and a duly authorized committee thereof (the “Committee”), by duly adopted resolutions, classified and designated 575,000 shares of the authorized but unissued serial preferred stock of the Corporation, par value $0.01 per share (the “Serial Preferred Stock”), as 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share, with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article Fifth of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.
8.50% SERIES A NON-CUMULATIVE PERPETUAL
CONVERTIBLE PREFERRED STOCK
     Section 1. Designation of Series and Number of Shares. The shares of such series of Serial Preferred Stock shall be designated “8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock” (the “Series A Preferred Stock”), and the authorized number of shares that shall constitute such series shall be 575,000 shares, which may be decreased (but not below the number of shares of Series A Preferred Stock then outstanding) from time to time by the Board of Directors. Shares of outstanding Series A Preferred Stock that are purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Serial Preferred Stock undesignated as to series.
     Section 2. Ranking. The Series A Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) on a parity with each class or series of preferred stock the Corporation may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding up and dissolution of the Corporation (collectively, the “Parity Securities”) and (2) senior to Common Stock and each other class or series of preferred stock the Corporation may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (the “Junior Securities”).
Series A Articles Supplementary

Section 3. Definitions. As used herein with respect to the Series A Preferred Stock:
     (a) “Articles Supplementary” means these Articles Supplementary, dated April 21, 2008 and, upon any restatement of the Charter, shall mean the terms of the Series A Preferred Stock as set forth in Article Fifth of the Charter.
     (b) “Applicable Conversion Price” at any given time means the price equal to $1,000 divided by the Applicable Conversion Rate in effect at such time.
     (c) “Applicable Conversion Rate” means the Conversion Rate in effect at any given time.
     (d) “Base Price” has the meaning set forth in Section 12(a).
     (e) “Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors.
     (f) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York or Columbus, Ohio are generally required or authorized by law to be closed.
     (g) “Bylaws” means the Amended and Restated Bylaws of the Corporation, as may be amended from time to time.
     (h) “Charter” means the charter of the Corporation, as amended or supplemented from time to time.
     (i) “Closing Price” of the Common Stock on any date of determination means the NASDAQ Official Closing Price or, if no NASDAQ Official Closing Price is reported, the last reported sale price of the shares of the Common Stock on the NASDAQ Global Select Market on such date. If the Common Stock is not traded on the NASDAQ Global Select Market on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. All references herein to the “Closing Price” and “last reported sale price” of the Common Stock on the NASDAQ Global Select Market shall be such closing sale price and last reported sale price as reflected on the website of the NASDAQ Global Select Market (http://www.nasdaq.com) and as reported by Bloomberg Professional Service; provided that in the event that there is a discrepancy between the closing sale price or last reported sale price as reflected on the website of the NASDAQ Global Select Market and as reported by Bloomberg Professional Service, the closing sale price and last reported sale price on the website of the NASDAQ Global Select Market shall govern. If a Reorganization Event has occurred and (1) the Exchange Property consists only of shares
Series A Articles Supplementary

of common stock, the “Closing Price” shall be based on the closing price of such common stock; (2) the Exchange Property consists only of cash, the “Closing Price” shall be the cash amount paid per share; and (3) the Exchange Property consists of securities, cash and/or other property, the “Closing Price” shall be based on the sum, as applicable, of (x) the closing price of such common stock, (y) the cash amount paid per share and (z) the value (as determined by the Board of Directors from time-to-time) of any other securities or property paid to the holders of the Common Stock connection with the Reorganization Event.
     (j) “Common Stock” means the common stock, par value $0.01 per share, of the Corporation.
     (k) “Corporation” means Huntington Bancshares Incorporated, a Maryland corporation.
     (l) “Conversion Agent” shall mean the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.
     (m) “Conversion Date” has the meaning set forth in Section 9(e)(ii).
     (n) “Conversion Price” at any time means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate (initially approximately $11.95).
     (o) “Conversion Rate” means for each share of Series A Preferred Stock, 83.6680 shares of Common Stock, subject to adjustment as set forth herein.
     (p) “Current Market Price” means, on any date, the average of the daily Closing Price per share of the Common Stock or the closing price of any other securities on each of the five consecutive Trading Days preceding the earlier of the day before the date in question and the day before the Ex-Date with respect to the issuance or distribution giving rise to an adjustment to the Conversion Rate pursuant to Section 13.
     (q) “Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.
     (r) “Dividend Payment Date” has the meaning set forth in Section 4(b).
     (s) “Dividend Period” has the meaning set forth in Section 4(b).
     (t) “Dividend Threshold Amount” has the meaning set forth in Section 13(a)(v).
     (u) “DTC” means The Depository Trust Company and its successors or assigns.
     (v) “Effective Date” means the date on which shares of the Series A Preferred Stock are first issued.
Series A Articles Supplementary

     (w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (x) “Exchange Property” has the meaning set forth in Section 14(a).
     (y) “Ex-Date,” when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Rate pursuant to Section 13.
     (z) “Fundamental Change” means the occurrence, prior to any Conversion Date, of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the outstanding Common Stock;
     (ii) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction; or
     (iii) shares of the Common Stock or shares of any other stock into which the Series A Preferred Stock is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (ii) above);
provided, however, that a Fundamental Change with respect to clauses (i) and (ii) above will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Fundamental Change.
     (aa) “Holder” means the Person in whose name the shares of the Series A Preferred Stock are registered, which may be treated by the Corporation,
Series A Articles Supplementary

Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling the related conversions and for all other purposes.
     (bb) “Junior Securities” has the meaning set forth in Section 2.
     (cc) “Liquidation Preference” means, as to the Series A Preferred Stock, $1,000 per share.
     (dd) “Make-Whole Acquisition” means the occurrence, prior to any Conversion Date, of one of the following:
     (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the outstanding Common Stock; or
     (ii) consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, to any Person other than one of the Corporation’s subsidiaries, in each case pursuant to which the Common Stock will be converted into, or receive distributions of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person immediately after the transaction;
provided, however, that a Make-Whole Acquisition will not be deemed to have occurred if at least 90% of the consideration received by holders of the Common Stock in the transaction or transactions consists of shares of common stock or American Depositary Receipts in respect of common stock that are traded on a U.S. national securities exchange or that will be so traded when issued or exchanged in connection with a Make-Whole Acquisition.
     (ee) “Make-Whole Acquisition Conversion” has the meaning set forth in Section 11(a).
     (ff) “Make-Whole Acquisition Conversion Period” has the meaning set forth in Section 11(a).
     (gg) “Make-Whole Acquisition Effective Date” has the meaning set forth in Section 11(a).
Series A Articles Supplementary

     (hh) “Make-Whole Acquisition Stock Price” means the consideration paid per share of Common Stock in a Make-Whole Acquisition. If such consideration consists only of cash, the Make-Whole Acquisition Stock Price shall equal the amount of cash paid per share of Common Stock. If such consideration consists of any property other than cash, the Make-Whole Acquisition Stock Price shall be the average of the Closing Price per share of Common Stock on each of the 10 consecutive Trading Days up to, but not including, the Make-Whole Acquisition Effective Date.
     (ii) “Make-Whole Shares” has the meaning set forth in Section 11(b).
     (jj) “Mandatory Conversion Date” has the meaning set forth in Section 10(c).
     (kk) “Notice of Mandatory Conversion” has the meaning set forth in Section 10(c).
     (ll) “Officer” means the President, the Chief Executive Officer, the Chief Operating Officer, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation.
     (mm) “Officer’s Certificate” means a certificate of the Corporation, signed by any duly authorized Officer of the Corporation.
     (nn) “Parity Securities” has the meaning set forth in Section 2.
     (oo) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.
     (pp) “Preferred Stock Directors” has the meaning set forth in Section 15(a).
     (qq) “Record Date” has the meaning set forth in Section 4(b).
     (rr) “Reference Price” means the price per share of Common Stock in connection with a Fundamental Change. If the holders of shares of Common Stock receive only cash in connection with the Fundamental Change, the Reference Price shall be the cash amount paid per share. Otherwise the Reference Price shall be the average of the Closing Price per share of Common Stock on each of the 10 Trading Days up to, but not including, the effective date of the Fundamental Change.
     (ss) “Registrar” shall mean the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.
     (tt) “Reorganization Event” has the meaning set forth in Section 14(a).
     (uu) “Trading Day” means a day on which the shares of Common Stock:
Series A Articles Supplementary

     (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and
     (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.
     (vv) “Transfer Agent” means Computershare Investor Services, Inc. acting as Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns, including any successor transfer agent appointed by the Corporation.
     Section 4. Dividends.
     (a) From and after the Effective Date, Holders shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation, out of legally available funds, on a non-cumulative basis, cash dividends in the amount determined as set forth in Section 4(c), and no more.
     (b) Subject to Section 4(a), dividends shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”) commencing on July 15, 2008 or, if any such day is not a Business Day, the next Business Day. Each dividend will be payable to Holders of record as they appear in the records of the Corporation at the close of business on the first day of the month in which the relevant Dividend Payment Date occurs (each, a “Record Date”). Each period from and including a Dividend Payment Date (or the date of the issuance of the Series A Preferred Stock) to but excluding the following Dividend Payment Date is herein referred to as a “Dividend Period.”
     (c) Dividends, if, when and as authorized by the Board of Directors and declared by the Corporation, will be, for each outstanding share of Series A Preferred Stock, at an annual rate of 8.50% on the $1,000 per share liquidation preference. Dividends payable for a Dividend Period will be computed on the basis of a 360-day year of twelve 30-day months. If a scheduled Dividend Payment Date falls on a day that is not a Business Day, the dividend will be paid on the next Business Day as if it were paid on the scheduled Dividend Payment Date, and no interest or other amount will accrue on the dividend so payable for the period from and after that Dividend Payment Date to the date the dividend is paid. No interest or sum of money in lieu of interest will be paid on any dividend payment on a Series A Preferred Stock paid later than the scheduled Dividend Payment Date.
     (d) Dividends on the Series A Preferred Stock are non-cumulative. If the Board of Directors does not authorize and the Corporation does not declare a dividend on the Series A Preferred Stock or if the if Board of Directors authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders will have no right to receive any dividend or a full dividend, as the case may be, for the Dividend Period, and the Corporation will have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series A Preferred
Series A Articles Supplementary

Stock or the Common Stock or any other class or series of the Corporation’s preferred stock.
     (e) If full quarterly dividends on all outstanding shares of the Series A Preferred Stock for any Dividend Period have not been authorized, declared, and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than:
     (i) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;
     (ii) any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and
     (iii) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.
If dividends for any Dividend Payment Date are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series A Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full quarterly dividends per share on the shares of the Series A Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been authorized by the Board of Directors and declared by the Corporation out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.
     (f) Payments of cash for dividends will be delivered to the Holder or, in the case of global certificates, through a book-entry transfer through DTC or any successor Depositary.
     (g) If a Conversion Date on which a Holder elects to convert Series A Preferred Stock or the Mandatory Conversion Date is on or prior to the Record Date for any declared dividend for the Dividend Period, such Holder will not have the right to receive any declared dividends for that Dividend Period. If a Conversion Date on which a Holder elects to convert Series A Preferred Stock or the Mandatory Conversion Date is after the Record Date for any declared dividend and prior to the Dividend Payment Date, such Holder shall receive that dividend on the relevant Dividend Payment Date if such Holder was the Holder of record on the Record Date for that dividend. Notwithstanding the preceding sentence, whether or not such Holder was the Holder of record on the Record Date, the Holder must pay to the Conversion Agent upon conversion of the shares
Series A Articles Supplementary

of Series A Preferred Stock an amount in cash equal to the full dividend actually paid on such Dividend Payment Date on the shares being converted, unless the shares of Series A Preferred Stock are converted pursuant to Section 10, Section 11 or Section 12.
Section 5. Liquidation.
     (a) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series A Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders will not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.
     (b) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.
     (c) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding up.
     (d) In determining whether a distribution (other than upon voluntary or involuntary liquidation) on the Series A Preferred Stock, by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series A Preferred Stock shall not be added to the Corporation’s total liabilities.
     Section 6. Maturity. The Series A Preferred Stock shall be perpetual unless converted in accordance with these Articles Supplementary.
     Section 7. Redemptions. The Series A Preferred Stock shall not be redeemable either at the Corporation’s option or at the option of Holders at any time. The Series A Preferred Stock shall not be subject to any sinking fund or other obligation to redeem, repurchase or retire the Series A Preferred Stock.
     Section 8. Right to Convert. Each Holder shall have the right, at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Stock into shares of Common Stock at the Applicable Conversion Rate per share of Series A Preferred Stock (subject to the conversion procedures of Section 9) plus cash in lieu of fractional shares.
Series A Articles Supplementary

Section 9. Conversion Procedures.
     (a) Effective immediately prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, dividends shall no longer be authorized and declared on any converted shares of Series A Preferred Stock and such shares of Series A Preferred Stock shall cease to be outstanding, in each case, subject to the right of Holders to receive any authorized, declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section 8, Section 10, Section 11, Section 12, Section 14 or Section 16, as applicable.
     (b) No allowance or adjustment, except pursuant to Section 13, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date. Prior to the close of business on the Mandatory Conversion Date or any applicable Conversion Date, shares of Common Stock issuable upon conversion of, or other securities issuable upon conversion of, any shares of Series A Preferred Stock shall not be deemed outstanding for any purpose, and Holders shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Common Stock or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series A Preferred Stock.
     (c) Shares of Series A Preferred Stock duly converted in accordance with these Articles Supplementary, or otherwise reacquired by the Corporation, will resume the status of authorized and unissued serial preferred stock, undesignated as to series and available for future issuance. The Corporation may from time-to-time take such appropriate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock, but not below the number of shares of Series A Preferred Stock then outstanding.
     (d) The Person or Persons entitled to receive the Common Stock and/or cash, securities or other property issuable upon conversion of Series A Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or securities as of the close of business on the Mandatory Conversion Date or any applicable Conversion Date. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Series A Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation or, in the case of global certificates or uncertificated shares, through book-entry transfer through the Depositary.
     (e) Conversion into shares of Common Stock will occur on the Mandatory Conversion Date or any applicable Conversion Date as follows:
     (i) On the Mandatory Conversion Date, shares of Common Stock shall be issued to Holders or their designee upon presentation and surrender of the certificate evidencing the Series A Preferred Stock to the Conversion Agent, if shares of the Series A Preferred Stock are held in
Series A Articles Supplementary

certificated form, and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes. If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, a book-entry transfer through the Depositary will be made by the Conversion Agent upon compliance with the Depositary’s procedures for converting a beneficial interest in a global security.
     (ii) On the date of any conversion at the option of a Holder pursuant to Section 8, Section 11 or Section 12, if a Holder’s interest is in certificated form, a Holder must do each of the following in order to convert:
     (A) complete and manually sign the conversion notice provided by the Conversion Agent, or a facsimile of the conversion notice, and deliver this irrevocable notice to the Conversion Agent;
     (B) surrender the shares of Series A Preferred Stock to the Conversion Agent;
     (C) if required, furnish appropriate endorsements and transfer documents;
     (D) if required, pay all transfer or similar taxes; and
     (E) if required, pay funds equal to any authorized, declared and unpaid dividend payable on the next Dividend Payment Date to which such Holder is entitled.
If a Holder’s interest is a beneficial interest in a global certificate representing Series A Preferred Stock, in order to convert, such Holder must comply with paragraphs (C) through (E) of this clause (ii) and comply with the Depositary’s procedures for converting a beneficial interest in a global security. The date on which a Holder complies with the procedures in this clause (ii) is the “Conversion Date.”
     (iii) The Conversion Agent shall, on a Holder’s behalf, convert the Series A Preferred Stock into shares of Common Stock, in accordance with the terms of the notice delivered by such Holder described in Section 9(e)(ii).
Section 10. Mandatory Conversion at the Corporation’s Option.
     (a) On or after April 15, 2013, the Corporation shall have the right, at its option, at any time or from time to time to cause some or all of the Series A Preferred Stock to be converted into shares of Common Stock at the then Applicable Conversion Rate if, for 20 Trading Days within any period of 30 consecutive Trading Days (including the last Trading Day of such period), ending on the Trading Day preceding the date the Corporation delivers a Notice of Mandatory Conversion, the Closing Price of the Common Stock exceeds 130% of the then Applicable Conversion Price of the Series A Preferred Stock.
Series A Articles Supplementary

     (b) If the Corporation elects to cause less than all of the shares of Series A Preferred Stock to be converted under Section 10(a), the Conversion Agent shall select the Series A Preferred Stock to be converted by lot, on a pro rata basis or by another method the Conversion Agent considers fair and appropriate, including any method required by DTC or any successor Depositary. If the Conversion Agent selects a portion of a Holder’s Series A Preferred Stock for partial mandatory conversion and such Holder converts a portion of its shares of Series A Preferred Stock, the converted portion will be deemed to be from the portion selected for mandatory conversion under this Section 10.
     (c) In order to exercise the mandatory conversion right described in this Section 10, the Corporation shall provide notice of such conversion to each Holder (such notice, a “Notice of Mandatory Conversion”) or issue a press release for publication and make this information available on its website, if any. The Conversion Date shall be a date selected by the Corporation (the “Mandatory Conversion Date”) and shall be no more than 20 days after the date on which the Corporation provides such Notice of Mandatory Conversion or issues such press release. In addition to any information required by applicable law or regulation, the Notice of Mandatory Conversion and press release shall state, as appropriate:
     (i) the Mandatory Conversion Date;
     (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series A Preferred Stock; and
     (iii) the number of shares of Series A Preferred Stock to be converted.
Section 11. Conversion upon Make-Whole Acquisition.
     (a) In the event of a Make-Whole Acquisition, each Holder shall have the option to convert its shares of Series A Preferred Stock (a “Make-Whole Acquisition Conversion”) during the period (the “Make-Whole Acquisition Conversion Period”) beginning on the effective date of the Make-Whole Acquisition (the “Make-Whole Acquisition Effective Date”) and ending on the date that is 30 days after the Make-Whole Acquisition Effective Date and receive an additional number of shares of Common Stock in the form of Make-Whole Shares as set forth in Section 11(b).
     (b) The number of “Make-Whole Shares” shall be determined for the Series A Preferred Stock by reference to the table below for the applicable Make-Whole Acquisition Effective Date and the applicable Make-Whole Acquisition Stock Price:
Series A Articles Supplementary

Effective Date	$9.96	$11.00	$12.00	$15.00	$18.00	$21.00	$25.00	$30.00	$35.00	$40.00	$45.00	$55.00	$75.00	$100.00
April 22, 2008	16.7336	15.1515	13.8889	11.1111	9.2593	7.9365	6.3892	4.8823	3.9124	3.2340	2.7308	2.0296	1.2279	0.7067
April 15, 2009	16.7336	15.1515	13.8889	11.1111	9.1734	7.0636	5.3445	4.0645	3.2573	2.6980	2.2843	1.7067	1.0405	0.6017
April 15, 2010	16.7336	15.1515	13.8889	10.7040	7.4705	5.6201	4.1862	3.1678	2.5437	2.1156	1.7989	1.3543	0.8346	0.4867
April 15, 2011	16.7336	15.1515	13.8889	8.5255	5.5674	4.0178	2.9242	2.2090	1.7871	1.4984	1.2828	0.9759	0.6112	0.3630
April 15, 2012	16.7336	15.1515	12.1688	5.8987	3.2603	2.1521	1.5345	1.1875	0.9818	0.8344	0.7208	0.5558	0.3579	0.2218
April 15, 2013 and after	16.7336	14.4346	10.2869	1.2849	0.0005	0.0006	0.0006	0.0001	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
     (i) If the exact Make-Whole Acquisition Stock Price or Make-Whole Acquisition Effective Date is not set forth on the table:
     (A) if the Make-Whole Acquisition Stock Price is between two Make-Whole Acquisition Stock Price amounts on the table or the Make-Whole Acquisition Effective Dates are between two dates on the table, the number of Make-Whole Shares will be determined by straight-line interpolation between the number of Make-Whole Shares set forth for the higher and lower Make-Whole Acquisition Stock Price amounts and the two Make-Whole Acquisition Effective Dates, as applicable, based on a 365-day year;
     (B) if the Make-Whole Acquisition Stock Price is in excess of $100 per share (subject to adjustment pursuant to Section 13), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock; and
     (C) if the Make-Whole Acquisition Stock Price is less than $9.96 per share (subject to adjustment pursuant to Section 13), no Make-Whole Shares will be issued upon conversion of the Series A Preferred Stock.
     (ii) The Make-Whole Acquisition Stock Prices set forth in the table above are subject to adjustment pursuant to Section 13 and shall be adjusted as of any date the Conversion Rate is adjusted. The adjusted Make-Whole Acquisition Stock Prices shall equal the Make-Whole Acquisition Stock Prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Make-Whole Acquisition Stock Prices adjustment and the denominator of which is the Conversion Rate as so adjusted. Each of the number of Make-Whole Shares in the table shall also be subject to adjustment in the same manner as the Conversion Rate pursuant to Section 13.
     (c) On or before the twentieth day prior to the date on which the Corporation anticipates consummating the Make-Whole Acquisition (or, if later, within two Business Days after the Corporation becomes aware of a Make-Whole Acquisition described in clause (i) of the definition of such term), a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
Series A Articles Supplementary

     (i) the date on which the Make-Whole Acquisition is anticipated to be effected;
     (ii) the date, which shall be 30 days after the anticipated Make-Whole Acquisition Effective Date, by which the Make-Whole Acquisition conversion option must be exercised;
     (iii) the amount of cash, securities and other consideration payable per share of Common Stock or Series A Preferred Stock, respectively; and
     (iv) the instructions a Holder must follow to exercise its conversion option in connection with such Make-Whole Acquisition.
     (d) To exercise a Make-Whole Acquisition Conversion option, a Holder must, no later than 5:00 p.m., New York City time on the date by which the Make-Whole Acquisition Conversion option must be exercised as specified in the notice delivered under Section 11(c), comply with the procedures set forth in Section 9(e)(ii).
     (e) If a Holder does not elect to exercise the Make-Whole Acquisition Conversion option pursuant to this Section 11, the shares of Series A Preferred Stock or successor securities held by it shall remain outstanding but shall not be eligible to receive Make-Whole Shares.
     (f) Upon a Make-Whole Acquisition Conversion, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 9(d), deliver to the Holder such cash, securities or other property as are issuable with respect to Make-Whole Shares in the Make-Whole Acquisition.
     (g) In the event that a Make-Whole Acquisition Conversion is effected with respect to shares of Series A Preferred Stock or successor securities representing less than all the shares of Series A Preferred Stock or successor securities held by a Holder, upon such Make-Whole Acquisition Conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation or its successors, a certificate evidencing the shares of Series A Preferred Stock or such successor securities held by the Holder as to which a Make-Whole Acquisition Conversion was not effected.
     Section 12. Conversion upon Fundamental Change.
     (a) If the Reference Price in connection with a Fundamental Change is less than the Applicable Conversion Price, a Holder may convert each share of Series A Preferred Stock during the period beginning on the effective date of the Fundamental Change and ending on the date that is 30 days after the effective date of such Fundamental Change at an adjusted conversion price equal to the greater of (1) the Reference Price and (2) $4.98, subject to adjustment as described in Section 12(b) (the “Base Price”).
Series A Articles Supplementary

     (b) The Base Price shall be adjusted as of any date the Conversion Rate of the Series A Preferred Stock is adjusted pursuant to Section 13. The adjusted Base Price shall equal the Base Price applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to the adjustment giving rise to the Base Price adjustment and the denominator of which is the Conversion Rate as so adjusted. If the Reference Price is less than the Base Price, Holders shall receive a maximum of 200.8032 shares of Common Stock per share of Series A Preferred Stock, subject to adjustment.
     (c) In lieu of issuing Common Stock upon conversion in the event of a Fundamental Change, the Corporation may at its option, and if it obtains any necessary regulatory approval, pay an amount in cash (computed to the nearest cent) equal to the Reference Price for each share of Common Stock otherwise issuable upon conversion.
     (d) On or before the twentieth day prior to the date on which the Corporation anticipates consummating the Fundamental Change (or, if later, within two Business Days after the Corporation becomes aware of a Fundamental Change described in clause (i) of the definition of such term), a written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (i) the date on which the Fundamental Change is anticipated to be effected; and
     (ii) the date, which shall be 30 days after the anticipated effective date of a Fundamental Change, by which the Fundamental Change conversion option must be exercised.
     (e) On the effective date of a Fundamental Change, another written notice shall be sent by or on behalf of the Corporation, by first-class mail, postage prepaid, to the Holders as they appear in the records of the Corporation. Such notice shall contain:
     (i) the date that shall be 30 days after the effective date of the Fundamental Change;
     (ii) the adjusted conversion price following the Fundamental Change;
     (iii) the amount of cash, securities and other consideration payable per share of Common Stock or Series A Preferred Stock, respectively; and
     (iv) and the instructions a Holder must follow to exercise its conversion option in connection with such Fundamental Change.
     (f) To exercise its conversion option upon a Fundamental Change, a Holder must, no later than 5:00 p.m., New York City time on the date by which the conversion option upon the Fundamental Change must be exercised as specified in the notice delivered under Section 12(e), comply with the procedures set forth in Section 9(e)(ii).
Series A Articles Supplementary

     (g) If a Holder does not elect to exercise its conversion option upon a Fundamental Change pursuant to this Section 12, the shares of Series A Preferred Stock or successor securities held by it will remain outstanding.
     (h) Upon a conversion upon a Fundamental Change, the Conversion Agent shall, except as otherwise provided in the instructions provided by the Holder thereof in the written notice provided to the Corporation or its successor as set forth in Section 9(d), deliver to the Holder such cash, securities or other property as are issuable with respect to the adjusted conversion price following the Fundamental Change.
     (i) In the event that a conversion upon a Fundamental Change is effected with respect to shares of Series A Preferred Stock or successor securities representing less than all the shares of Series A Preferred Stock or successor securities held by a Holder, upon such conversion the Corporation or its successor shall execute and the Conversion Agent shall, unless otherwise instructed in writing, countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A Preferred Stock or such successor securities held by the Holder as to which a conversion upon a Fundamental Change was not effected.
     Section 13. Anti-Dilution Adjustments.
     (a) The Conversion Rate shall be subject to the following adjustments
     (i) Stock Dividends and Distributions. If the Corporation pays dividends or other distributions on the Common Stock in shares of Common Stock, then the Conversion Rate in effect immediately prior to the Ex-Date for such dividend or distribution will be multiplied by the following fraction
     OS1
OSo

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to Ex-Date for such dividend or distribution.

OS1 =	the sum of the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such dividend or distribution plus the total number of shares of Common Stock constituting such dividend or distribution.
For the purposes of this clause (i), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any dividend or distribution described in this clause (i) is authorized and declared but not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to make such dividend or distribution, to such Conversion Rate that would be in effect if such dividend or distribution had not been declared.
     (ii) Subdivisions, Splits and Combination of the Common Stock. If the Corporation subdivides, splits or combines the shares of Common Stock, then the Conversion Rate in effect immediately prior to the
Series A Articles Supplementary

effective date of such share subdivision, split or combination will be multiplied by the following fraction:
     OS1
OSo

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 =	the number of shares of Common Stock outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.
For the purposes of this clause (ii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. If any subdivision, split or combination described in this clause (ii) is announced but the outstanding shares of Common Stock are not subdivided, split or combined, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to subdivide, split or combine the outstanding shares of Common Stock, to such Conversion Rate that would be in effect if such subdivision, split or combination had not been announced.
     (iii) Issuance of Stock Purchase Rights. If the Corporation issues to all or substantially all holders of the shares of Common Stock rights or warrants (other than rights or warrants issued pursuant to a dividend reinvestment plan or share purchase plan or other similar plans) entitling them, for a period of up to 45 days from the date of issuance of such rights or warrants, to subscribe for or purchase the shares of Common Stock at less than the Current Market Price on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:
     OSo + X
OSo + Y

Where,

OS0 =	the number of shares of Common Stock outstanding immediately prior to the Ex-Date for such distribution.

X =	the total number of shares of Common Stock issuable pursuant to such rights or warrants.

Y =	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price.
For the purposes of this clause (iii), the number of shares of Common Stock at the time outstanding shall not include shares acquired by the Corporation. The Corporation shall not issue any such rights or warrants in respect of shares of the Common Stock acquired by the Corporation. In the event that such rights or warrants described in this clause (iii)
Series A Articles Supplementary

are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Rate shall be readjusted to such Conversion Rate that would then be in effect had the adjustment made upon the issuance of such rights or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. In determining the aggregate offering price payable for such shares of Common Stock, there shall be taken into account any consideration received for such rights or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).
     (iv) Debt or Asset Distributions. If the Corporation distributes to all or substantially all holders of shares of Common Stock evidences of indebtedness, shares of capital stock, securities, cash or other assets (excluding any dividend or distribution referred to in clause (i) of this Section 13(a), any rights or warrants referred to in clause (iii) of this Section 13(a), any dividend or distribution paid exclusively in cash, any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit in the case of certain spin-off transactions as described below), then the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:
     SP0
SP0 - FMV

Where,

SP0 =	the Current Market Price per share of Common Stock on such date.

FMV =	the fair market value of the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In a “spin-off,” where the Corporation makes a distribution to all or substantially all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests of, or relating to, a subsidiary or other business unit, the Conversion Rate will be adjusted on the fifteenth Trading Day after the effective date of the distribution by multiplying such Conversion Rate in effect immediately prior to such fifteenth Trading Day by the following fraction:
     MP0 + MPs
MP0

Where,

MP0 =	the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.
Series A Articles Supplementary

MPS =	the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date as determined by the Board of Directors.
In the event that such distribution described in this clause (iv) is not so paid or made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.
     (v) Cash Distributions. If the Corporation makes a distribution consisting exclusively of cash to all or substantially all holders of the Common Stock, excluding (a) any cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock does not exceed $0.1325 in any fiscal quarter (the “Dividend Threshold Amount”), (b) any cash that is distributed in a Reorganization Event or as part of a “spin-off” referred to in clause (iv) of this Section 13(a), (c) any dividend or distribution in connection with the Corporation’s liquidation, dissolution or winding up, and (d) any consideration payable in connection with a tender or exchange offer made by the Corporation or any of its subsidiaries, then in each event, the Conversion Rate in effect immediately prior to the Ex-Date for such distribution will be multiplied by the following fraction:
     SP0
SP0 - DIV

Where,

SP0 =	the Closing Price per share of Common Stock on the Ex-Date.

DIV =	the amount per share of Common Stock of the dividend or distribution, as determined pursuant to the following paragraph.
If an adjustment is required to be made as set forth in this clause (v) as a result of a distribution (1) that is a regularly scheduled quarterly dividend, such adjustment would be based on the amount by which such dividend exceeds the Dividend Threshold Amount or (2) that is not a regularly scheduled quarterly dividend, such adjustment would be based on the full amount of such distribution. The Dividend Threshold Amount is subject to adjustment on an inversely proportional basis whenever the Conversion Rate is adjusted; provided that no adjustment will be made to the Dividend Threshold Amount for any adjustment made to the Conversion Rate pursuant to this clause (v). In the event that any distribution described in this clause (v) is not so made, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such distribution, to the Conversion Rate which would then be in effect if such distribution had not been declared.
Series A Articles Supplementary

     (vi) Self Tender Offers and Exchange Offers. If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer, then the Conversion Rate in effect at the close of business on such immediately succeeding Trading Day will be multiplied by the following fraction:
     AC + (SP0 x OS1)
OS0 x SP0

Where,

SP0 =	the Closing Price per share of Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer.

OS0 =	the number of shares of Common Stock outstanding immediately prior to the expiration of the tender or exchange offer, including any shares validly tendered and not withdrawn.

OS1 =	the number of shares of Common Stock outstanding immediately after the expiration of the tender or exchange offer.

AC =	the aggregate cash and fair market value of the other consideration payable in the tender or exchange offer, as determined by the Board of Directors. In the event that the Corporation, or one of its subsidiaries, is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Corporation, or such subsidiary, is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be such Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

     (vii) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders will receive, in addition to the shares of Common Stock, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the shares of Common Stock, in which case the Conversion Rate will be adjusted at the time of separation as if the Corporation had made a distribution to all holders of the Common Stock as described in clause (iv) of this Section 13(a), subject to readjustment in the event of the expiration, termination or redemption of such rights.
     (b) The Corporation may make such increases in the Conversion Rate, in addition to any other increases required by this Section 13, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of shares of Common Stock (or issuance of
Series A Articles Supplementary

rights or warrants to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason.
     (c) All adjustments to the Conversion Rate shall be calculated to the nearest 1/10,000th of a share (or, if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share) of Common Stock. No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided further that on the Mandatory Conversion Date, the Make-Whole Acquisition Effective Date or the effective date of a Fundamental Change, adjustments to the Conversion Rate will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.
     (d) No adjustment to the Conversion Rate shall be made if Holders may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series A Preferred Stock, without having to convert the Series A Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series A Preferred Stock may then be converted.
     (e) The Applicable Conversion Rate shall not be adjusted:
     (i) upon the issuance of any shares of the Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
     (ii) upon the issuance of any shares of the Common Stock or rights or warrants to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of its subsidiaries;
     (iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security outstanding as of the date shares of the Series A Preferred Stock were first issued;
     (iv) for a change in the par value or no par value of the Common Stock; or
     (v) for accrued and unpaid dividends on the Series A Preferred Stock.
     (f) Whenever the Conversion Rate is to be adjusted in accordance with Section 13(a) or Section 13(b), the Corporation shall:
     (i) as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Rate pursuant to Section 13(a) or Section 13(b), taking into account the one percent threshold set forth in Section 13(c) (or if the Corporation is not aware of
Series A Articles Supplementary

such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event; and
     (ii) as soon as practicable following the determination of the revised Conversion Rate in accordance with Section 13(a) or Section 13(b), provide, or cause to be provided, a written notice to the Holders setting forth in reasonable detail the method by which the adjustment to the Conversion Rate was determined and setting forth the revised Conversion Rate.
     Section 14. Reorganization Events.
     (a) In the event of:
     (i) any consolidation or merger of the Corporation with or into another Person, in each case pursuant to which the Common Stock will be converted into cash, securities or other property of the Corporation or another Person;
     (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation, in each case pursuant to which the Common Stock will receive a distribution of cash, securities or other property of the Corporation or another Person;
     (iii) any reclassification of the Common Stock into securities including securities other than the Common Stock; or
     (iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition);
(any such event specified in this Section 14(a), a “Reorganization Event”); each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, become convertible into the kind of securities, cash and other property receivable in such Reorganization Event by a holder of the shares of Common Stock that was not the counterparty to the Reorganization Event or an affiliate of such other party (such securities, cash and other property, the “Exchange Property”).
     (b) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in such transaction, the consideration that the Holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election. The amount of Exchange Property receivable upon conversion of any Series A Preferred Stock in accordance with Section 8, Section 10, Section 11 or Section 12 shall be determined based upon the Conversion Rate in effect on such Conversion Date.
Series A Articles Supplementary

     (c) The above provisions of this Section 14 shall similarly apply to successive Reorganization Events and the provisions of Section 13 shall apply to any shares of capital stock of the Corporation (or any successor) received by the holders of the Common Stock in any such Reorganization Event.
     (d) The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 14.
     Section 15. Voting Rights. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below.
     (a) Right to Elect Two Directors upon Nonpayment Events. (i) If and when the dividends on the Series A Preferred Stock or on any other class or series of the Corporation’s Parity Securities that has voting rights equivalent to those of the Series A Preferred Stock, have not been authorized, declared and paid (i) in the case of the Series A Preferred Stock and Parity Securities bearing non-cumulative dividends, in full for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), or (ii) in the case of Parity Securities bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. Holders of Series A Preferred Stock, together with the holders of all other affected classes and series of Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors” ) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Series A Preferred Stock and any Parity Securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the corporate governance requirement of the NASDAQ Global Select Market (or any other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.
     (ii) At any time after this voting power has vested as described above, the Corporation’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series A Preferred Stock and such Parity Securities (addressed to the Secretary at the Corporation’s principal office) must, call a special meeting of the holders of Series A Preferred Stock and such Parity Securities for the election of the Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s Bylaws for a special meeting of the stockholders, which the Corporation will provide upon request, or as required by law. If the Corporation’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Series A Preferred Stock may (at the Corporation’s expense) call such meeting,
Series A Articles Supplementary

upon notice as provided in this Section 15, and for that purpose will have access to the Corporation’s stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders unless they have been previously terminated as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Series A Preferred Stock and all Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.
     (iii) Whenever full dividends have been paid or set aside for payment on the Series A Preferred Stock and any non-cumulative Parity Securities for at least four consecutive dividend periods and all dividends on any cumulative parity securities have been paid in full, then the right of the holders of Series A Preferred Stock to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Board of Directors will be automatically reduced accordingly.
     (b) Other Voting Rights. (i) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock and any class or series of Parity Securities with similar rights then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:
     (A) Amendment of Charter. Any amendment of the Charter to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation; as well as any amendment of the Charter or Bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; provided that the amendment of the Charter so as to authorize or create, or to increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of stock of the Corporation ranking on a parity with or junior to the Series A Preferred Stock with respect to dividends and in the distribution of assets on the Corporation’s liquidation, dissolution or winding-up, shall not be deemed to affect adversely the voting powers, preferences or special rights of the Series A Preferred Stock; or
Series A Articles Supplementary

     (B) Certain Mergers and Consolidations. Any merger or consolidation of the Corporation with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of the Corporation with or into any corporation (or comparable foreign entity) unless (i) the Corporation is the surviving corporation in such merger or consolidation and the Series A Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series A Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of the Charter, would not require a vote of the holders of the Series A Preferred Stock under Section 15(b)(i)(A).
     (ii) So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by the Charter or Section 15(b)(i), the Holders shall be entitled to vote together with the Common Stock as a single class with respect to any merger of the Corporation into any entity that is, or consolidation of the Corporation with another entity where the resulting entity is, not organized and existing as a corporation under the laws of the United States of America, any state thereof or the District of Columbia, or any merger or consolidation of the Corporation with or into any other entity if the Series A Preferred Stock is converted or exchanged in such merger or consolidation into a class or series of preferred stock of a surviving or resulting entity, or its ultimate parent, that is not organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. Each share of Series A Preferred Stock shall for such purpose be entitled to a number of votes equal to the number of shares of Common Stock into which a share of Series A Preferred Stock would be converted if the Conversion Date were the record date for determining the shareholders entitled to vote on such merger or consolidation.
     (c) Sections 15(a) and (b) shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been converted into shares of Common Stock or otherwise reacquired by the Corporation.
     (d) Except as expressly provided in this Section 15, each holder of Series A Preferred Stock will have one vote per share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.
Section 16. Fractional Shares.
     (a) No fractional shares of Common Stock will be issued as a result of any conversion of shares of Series A Preferred Stock.
     (b) In lieu of any fractional share of Common Stock otherwise issuable in respect of any mandatory conversion pursuant to Section 10 or any conversion at the option of the Holder pursuant to Section 8, Section 11 or Section 12, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent) equal to the same
Series A Articles Supplementary

fraction of the Closing Price of the Common Stock determined as of the second Trading Day immediately preceding the effective date of conversion.
     (c) If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by or for the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock so surrendered.
     Section 17. Reservation of Common Stock.
     (a) The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of shares of Series A Preferred Stock as provided in these Articles Supplementary, free from any preemptive or other similar rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding, assuming that the Applicable Conversion Price equaled the Base Price. For purposes of this Section 17(a), the number of shares of Common Stock that shall be deliverable upon the conversion of all outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.
     (b) All shares of Common Stock delivered upon conversion of the Series A Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable.
     Section 18. Transfer Agent, Registrar, Paying Agent and Conversion Agent. The duly appointed Transfer Agent, Registrar, paying agent and Conversion Agent for the Series A Preferred Stock shall initially be Computershare Investor Services, Inc. The Corporation may, in its sole discretion, remove the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.
     Section 19. Miscellaneous. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles Supplementary) with postage prepaid, addressed: (i) if to the Corporation, to the principal executive office of the Corporation or to the Transfer Agent at its principal office in the United States of America, or other agent of the Corporation designated as permitted by these Articles Supplementary, or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder at the address of such Holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by notice similarly given.
     Second: The Series A Preferred Stock has been classified and designated by the Board of Directors and the Committee, under the authority contained in the Charter.
     Third: These Articles Supplementary have been approved by the Board and the Committee in the manner and by the vote required by law.
     Fourth: The undersigned Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be
Series A Articles Supplementary

verified under oath, the undersigned Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]
Series A Articles Supplementary

     IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested to by its Secretary on this 21st day of April, 2008.

ATTEST:		HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Richard A. Cheap	By:	/s/ Thomas E. Hoaglin	(SEAL)

Name:	Richard A. Cheap	Name:	Thomas E. Hoaglin
Title:	Secretary	Title:	President
Series A Articles Supplementary